Exhibit 10.2

November 19, 2008

Cano Petroleum, Inc.

Burnett Plaza

801 Cherry Street

Suite 3200, Unit 25

Fort Worth, TX 76102

Attention: Ben Daitch, Senior Vice President and Chief Financial Officer

Ladies and Gentlemen:

Cano Petroleum, Inc. (the “Company”) has advised UnionBanCal Equities, Inc. (“UBE”) that the Company desires to enter into a $15,000,000 subordinated, second lien secured, multi-draw term loan facility (“Term Facility”) to (a) finance the costs and expenses of entering into and funding the Term Facility and (b) the ongoing working capital and other general corporate purposes of the Company and its subsidiaries.

In connection with the foregoing, UBE is pleased to advise you of its commitment to provide the full principal amount of the Term Facility and to act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Term Facility, all upon and subject to the terms and conditions set forth in this letter (this “Commitment Letter”) and in the Summary of Terms and Conditions attached as Exhibit A hereto and incorporated herein by this reference (the “Summary of Terms”).

The commitment of UBE hereunder is subject to the satisfaction of each of the following conditions precedent in a manner acceptable to UBE:  (a) the completion of a due diligence review of the assets, liabilities (including contingent liabilities) and businesses of the Company and its subsidiaries in scope and with results satisfactory to us in our sole and absolute discretion; (b) the accuracy and completeness of all representations that you and your affiliates make to UBE and your compliance with the terms of this Commitment Letter (including the Summary of Terms); (c) prior to closing of the Term Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Company or any of their respective subsidiaries (other than the debt under the Credit Agreement dated November 29, 2005 among the Company, Union Bank of California, N.A., as administrative agent and issuing lender, and the lenders party thereto from time to time (as heretofore and hereafter amended, the “Senior Credit Agreement”)); (d) the negotiation, execution and delivery of definitive documentation for the Term Facility consistent with the Summary of Terms and otherwise satisfactory to UBE; (e) no material adverse change in or material disruption of conditions in the financial, banking or capital markets generally; (f) no change, occurrence or development that is reasonably likely in our opinion, to have a material adverse effect on the business, prospects, assets, liabilities, operations, or condition (financial or otherwise) of the Company and its subsidiaries and affiliates, shall have occurred or become known to us; and (g) our not becoming aware after the date hereof of any information or other matter affecting the Company or any of its subsidiaries or affiliates which in our judgment is inconsistent in a material and adverse manner with any information or other matter disclosed to us prior to the date hereof.

You represent, warrant and covenant that (a) all financial projections concerning the Company and its subsidiaries that have been or are hereafter made available to UBE by you or any of your representatives (or on your or their behalf) or by the Company or any of its subsidiaries or representatives (or on their behalf) (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions and (b) all information and evaluations prepared by you and your advisors, or on your behalf, relating to the Term Facility (together with the Projections, the “Information”), which has been or is hereafter made available to UBE or the Lenders by you or any of your representatives (or on your or their behalf) or by the Company or any of its subsidiaries or representatives (or on their behalf), as and when furnished, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading.  You agree to furnish us with further and supplemental information from time to time until the date of the initial borrowing under the Term Facility (the “Closing Date”) so that the representation, warranty and covenant in the immediately preceding sentence are correct on the Closing Date as if the Information were being furnished, and such representation, warranty and covenant were being made, on such date.  In issuing this commitment, UBE is and will be using and relying on the Information without independent verification thereof.

By executing this Commitment Letter, you agree to reimburse UBE from time to time on demand for all out-of-pocket fees and expenses (including, but not limited to, (a) the fees, disbursements and other charges of outside counsel to UBE, and of special and local counsel, if any, retained by the Administrative Agent and (b) due diligence expenses) incurred in connection with the Term Facility, the syndication thereof and the preparation of the definitive documentation therefor, and with any other aspect of the Term Facility and any similar transaction and any of the other transactions contemplated thereby.

You agree to indemnify and hold harmless UBE, each lender that may be party to the Term Facility from time to time (the “Lenders”) and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Term Facility and any other financings, or any use made or proposed to be made with the proceeds thereof (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY), except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Term Facility is consummated.  You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Term Facility, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

This Commitment Letter and the contents hereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Term Facility or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) (a) on a confidential basis to the board of directors and advisors of the Company in connection with their consideration of the Term Facility, and (b) after your acceptance of this Commitment Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges.  UBE hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), UBE is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow UBE to identify you in accordance with the Act.

You acknowledge that UBE or its affiliates may be providing financing or other services to parties whose interests may conflict with yours.  UBE further advises you that they will not make available to you confidential information that they have obtained or may obtain from any other customer.  In connection with the services and transactions contemplated hereby, you agree that UBE is permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your or its respective affiliates that is or may come into the possession of UBE or any of its affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that:  (a) (i) the arranging and other services described herein regarding the Term Facility are arm’s-length commercial transactions between you and your affiliates, on the one hand, and UBE, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) UBE has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) UBE shall not any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) UBE and its affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and UBE has no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against UBE and its affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The provisions of the immediately preceding five paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Term Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of UBE hereunder; provided, however, that you shall be deemed released of your reimbursement and indemnification obligations hereunder upon the execution of all definitive documentation for the Term Facility which contain the comparable provisions related thereto, and the initial extension of credit thereunder.

This Commitment Letter may be executed in counterparts which, taken together, shall constitute an original.  Delivery of an executed counterpart of this Commitment Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter (including the Summary of Terms) shall be governed by, and construed in accordance with, the laws of the State of Texas.

WAIVER OF JURY TRIAL.  Each of you and UBE hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the Term Facility and the other transactions contemplated hereby and thereby or the actions of UBE in the negotiation, performance or enforcement hereof.  The commitments and undertakings of UBE may be terminated by us if you fail to perform your obligations under this Commitment Letter on a timely basis.

This Commitment Letter (including the Summary of Terms) embodies the entire agreement and understanding among UBE, you, and your affiliates with respect to the Term Facility and supersedes all prior agreements and understandings relating to the specific matters hereof.  However, please note that the terms and conditions of the commitment of, and the undertaking of, UBE hereunder are not limited to those set forth herein or in the Summary of Terms.  Those matters that are not covered or made clear herein or in the Summary of Terms are subject to mutual agreement of the parties.  No party has been authorized by UBE to make any oral or written statements that are inconsistent with this Commitment Letter.

This Commitment Letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This Commitment Letter and all commitments and undertakings of UBE hereunder will expire at 5:00 p.m. (Houston time) on November 19, 2008 unless you execute this Commitment Letter and return it to us prior to that time (which may be by facsimile transmission), whereupon this Commitment Letter (including the Summary of Terms) shall become a binding agreement.  Thereafter, all commitments and undertakings of UBE hereunder will expire on December 19, 2008, unless the Closing Date occurs on or prior thereto.  In consideration of the time and resources that UBE will devote to the Term Facility, you agree that, until such expiration, you will not solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing subordinated or second lien credit facility or facilities for the Borrower and its subsidiaries with respect to the matters addressed in this Commitment Letter.

THIS WRITTEN AGREEMENT (WHICH INCLUDES THE SUMMARY OF TERMS) REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

UNIONBANCAL EQUITIES, INC.

		By:	/s/ John Utz
		Name:	John Utz
		Title:	President

		By:	/s/ Derrick Pan
		Name:	Derrick Pan
		Title:	Vice President

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

CANO PETROLEUM, INC.

By:	/s/ Benjamin Daitch
Name:	Benjamin Daitch
Title:	SVP & CFO

Cano Petroleum, Inc.

Summary of Terms and Conditions

Up to $25,000,000 Subordinated Term Loan – November, 2008

Borrower:	Cano Petroleum, Inc. (“Cano” or the “Company”).

Guarantors:	All subsidiaries of the Company. Company and Guarantors collectively are referred to as “Loan Parties”.

Administrative
Agent and Sole
Arranger:	UnionBanCal Equities, Inc. (“UBE”) will serve as Administrative Agent (Agent”) and as Sole Arranger.

Lender(s):	UBE and one or more other Lenders mutually agreeable to the Borrower and the Agent.

Loan:

Up to a $25,000,000 Subordinated Term Credit Facility (the “Term Credit”). Amount of Initial Commitment under the Term Credit (see below) to be available as set forth below; additional availability above this Initial Commitment subject to approval of UBE and additional lender(s).

Initial Commitment
Under Term Credit:	Up to $15,000,000 available, in $5,000,000 minimum increments, from the Closing until 90 days thereafter (“Draw Period”).

Use of Proceeds:	Proceeds will be used for capital expenditures, working capital and other general corporate purposes.

Maturity:	4.5 years from Closing

Repayment:	All principal, plus accrued interest, due at Maturity.

Optional
Prepayment:	The Loan may be partially (in minimum $2,500,000 increments) or fully repaid at any time subject to the Redemption Premiums.

Mandatory
Repayment:	Change of control; asset sales. Subject to Redemption Premiums.

Redemption
Premiums:	Year 1:	102%
	Year 2:	101%
	Thereafter:	100%

Interest Rates:	LIBOR plus 6.00% payable in cash quarterly in arrears. LIBOR tranche maturity to be 90 days.

Default Rate:	2.00% over the Interest Rate.

Commitment Fee:	During the Draw Period, 1.00% on undrawn amount of the Initial Commitment.

Collateral:	Second lien on same assets contemplated by the senior lenders, which includes Union Bank of California, N.A. (“UBOC”) as Lead Arranger/Agent.

Ranking:

The Loan will rank junior to senior secured debt in an amount not to exceed the borrowing base in effect on the senior secured debt up to a maximum amount of $120,000,000, and all obligations under hedge agreements required and secured under the Senior Debt facility (collectively, the “Senior Debt”). The Loan will rank senior in right of payment to any indebtedness other than the Senior Debt. While the Loan is outstanding, the Borrower will not incur any new indebtedness, except under the Senior Credit Agreement, that is senior to the Loan except with the prior written consent of UBE.

Subordination:

Subordination provisions (such as payment blockage, standstill, rights upon bankruptcy and the like) will be agreed upon by UBE and UBOC. Any indebtedness that is junior to the Loan shall be unsecured, pay no principal prior to the payment in full in cash of the Loan, mature after the maturity of Loan, shall not pay interest while the Borrower is in payment or financial covenant default with respect to the Loan, and shall otherwise be subordinate in all respects to the Loan as UBE shall determine in its sole reasonable discretion.

Guarantees:	Same contemplated by UBOC Senior Debt. The obligations shall be subordinated to the guaranty provided to UBOC Senior Debt.

Representations and
Warranties, and
Conditions
Precedent:	Same contemplated by UBOC Senior Debt.

Affirmative
Covenants:	Same contemplated by UBOC Senior Debt.

Negative
Covenants:	Same contemplated by UBOC Senior Debt other than financial covenants set forth below.

Financial
Covenants:	Minimum Current Ratio

The Borrower’s ratio of consolidated current assets to consolidated current liabilities shall not be less than 1.00:1.00, calculated quarterly. For purposes of this calculation, the Borrower’s current assets will include unused availability under the Revolver, consolidated current liabilities will exclude current maturities of the Credit Facility, and both current assets and current liabilities will exclude non-cash obligations under FAS 133 and FAS 143.

Minimum Interest Coverage Ratio
The Borrower’s ratio of EBITDAX to Interest cannot be less than 2.5:1.0 on a rolling four quarter basis.

Maximum Debt to EBITDAX
The Borrower’s ratio of Total Indebtedness to EBITDAX cannot exceed 4.5X for each four quarter period, commencing with the four-fiscal quarter period ending December 31, 2008.

Minimum Asset Coverage Ratio

Borrower will maintain a ratio of Total Proved PV10 Reserves to Total Debt of not less than 1.50 to 1.0. For purposes of this test, “Total Proved PV10 Reserves” shall be determined in accordance with SEC guidelines, with the following exceptions: (i)  commodity prices shall be forecasted according to a “Strip Price,” adjusted for any basis differential and any existing commodity hedges for forecasting oil & gas prices (“Strip Price” forecast shall mean the equivalent swap price as quoted by NYMEX for three years and held constant thereafter, based on the average of the last twelve months), (ii)  operating expenses will be held constant, and (iii) the PDP category must comprise at least 60% of the Total Proved PV10. The covenant will be tested semi-annually or at any other time the Senior Debt borrowing base is recalculated.

Reporting
Requirements:	Same contemplated by UBOC Senior Debt.

Assignments &
Participations:

UBE may assign or participate its commitment with consent of Borrower, which consent shall not be unreasonably withheld; provided that no such consent shall be required if an event of default has occurred and remains in effect at the time of the assignment or participation.

Events of Default:	Same contemplated by UBOC Senior Debt (other than financial covenant defaults).

Rights of Cure:

Senior lender(s) and Borrower shall permit UBE an opportunity to cure any event of default that requires an enforcement action under the senior loan documents. UBE shall have thirty (30) business days after receiving a default notice from senior lender to cure such events of default. Such cure rights will be further explained in the inter-creditor agreement between UBE and senior lender(s).

Expenses:	Usual and customary including legal, accounting, technical due diligence (including engineering), title, administration, appraisal, environmental and other due diligence required.

Required Lenders:	If three or fewer Lenders (including UBE), 100%

Otherwise, greater than 50%.

UBE Counsel:	Bracewell & Giuliani LLP

Governing Law:	State of Texas

Disclaimer:	This Term Sheet is preliminary and is subject to documentation acceptable to UBE.